                                                                                               EXHIBIT 12

                                              AEP TEXAS CENTRAL COMPANY AND SUBSIDIARIES
                                    Computation of Consolidated Ratios of Earnings to Fixed Charges
                                                   (in thousands except ratio data)


                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                  1998      1999      2000      2001     2002     3/31/03
Earnings:
  Income Before Extraordinary Item and
    Cumulative Effect of Accounting Change     $161,511  $187,718  $189,567  $184,787   $275,941  $315,933
  Plus Federal Income Taxes                     126,738    83,508    80,797   174,073     30,102    62,365
  Plus State Income Taxes                          -         -        3,532    14,849      3,616   (10,112)
  Plus Provision for Deferred Income Taxes       (8,328)   19,938    16,263   (72,568)   113,655   119,543
  Plus Deferred Investment Tax Credits           (3,858)   (5,207)   (5,207)   (5,207)    (5,207)   (5,207)
  Plus Fixed Charges                            124,807   118,911   132,785   125,194    132,236   131,826

    Total Earnings                             $400,870  $404,868  $417,737  $421,128   $550,343  $614,348

Fixed Charges:
  Interest on Long-term Debt                   $ 93,301  $ 87,413  $ 96,212  $ 86,980   $ 99,839* $105,355*
  Interest on Short-term Debt                    19,506    19,498    22,830    25,023     19,442*   13,516*
  Distributions on Trust Preferred Securities    12,000    12,000    11,940    11,208     10,560    10,560
  Estimated Interest Element in Lease Rentals      -         -        1,803     1,983      2,395     2,395

     Fixed Charges                             $124,807  $118,911  $132,785  $125,194   $132,236  $131,826

Ratio of Earnings to Fixed Charges                 3.21      3.40      3.14      3.36       4.16      4.66

* Certain  amounts have been  reclassified  between  interest on short-term  and
long-term   debt   compared   to  periods   prior  to  January  1,  2002.   This
reclassification had no affect on the ratio.
